CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2009, relating to the financial statements and financial highlights, which appear in the December 31, 2008 Annual Reports to Shareholders of Strategic Growth Fund, Large Cap Core Equity Fund, High Grade Income Fund, Hawaii Municipal Bond Fund, Government Money Market Fund and Treasury Money Market Fund constituting Bishop Street Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers
Philadelphia, Pennsylvania
April 30, 2009